Antero Payment Solutions 24328 Vermont Ave #300 Harbor City, Ca. 90710 Office (310) 997-2482 Toll free (800) 499-0072 Fax (310) 954-9243 www.anteropaymentsolutions.com

PRIVATE LABELED AGREEMENT
THIS AGREEMENT is entered into as of the 20th day of October, 2011 (the “Effective Date”) by and between Antero Payment Solutions, Inc., a Nevada corporation with its principal place of business at 24328 Vermont Ave #300 Harbor City, Ca. 90710 U.S.A. (“Antero” or “Company”), and Consolidated Fleet Management Corp., a New York Corporation, with a principal place of business at 10 W Beech Street # B Islip, NY11751-1509 (“AGENT”).

Recitals

WHEREAS, Company is in the business, among other things, of developing, promoting, licensing and supporting its Antero SVS (Third Party Processing Application), Card of America and other debit based products the (“Private Label Program”), as further defined herein;

WHEREAS, AGENT is in the business of, among other things, serving as an independent sales representative for companies selling or licensing products and services in the mobile wallet, credit, debit, prepaid, gift, and/or virtual card programs; and

WHEREAS, Company and AGENT mutually desire that Company engage AGENT on a non-exclusive basis to promote the private label mobile wallet, credit, debit, prepaid, gift, and/or virtual card programs to Accountholders.

NOW, THEREFORE, in consideration of the mutual promises herein contained, Company and AGENT (each a “party”; together, the “parties”) agree as follows:

1.	Definitions.

In addition to those capitalized terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Account” shall mean a debit account issued by a Bank (defined herein).

“Accountholder” shall mean an individual, business, or organization authorized by the Bank to receive an Account.

“Agreement” shall mean this Agreement between Company and AGENT and any attachments, exhibits, schedules, addenda, and amendments thereto.

“Bank” shall mean those banking institutions identified by Company to AGENT that have an established contractual relationship with Company for the sales and processing of debit cards for the Private Label Program.

"Private Label Program" shall mean the Company’s Private Labeled Prepaid / Debit / Virtual / Mobile Wallet Card Programs and services provided exclusive to AGENT.  As of the Effective Date, current sample artwork for the Private Label card is contained in Schedule A to this Agreement.

 “Territory” shall mean the United States of America.

Antero Payment Solutions 24328 Vermont Ave #300 Harbor City, Ca. 90710 Office (310) 997-2482 Toll free (800) 499-0072 Fax (310) 954-9243 www.anteropaymentsolutions.com

“Tracking Number” shall mean a registered number issued by Company to AGENT for the purpose of tracking AGENT’s sales and active Accountholder status.

2.	Scope of Agreement / Appointment.

Antero hereby appoints AGENT as a non-exclusive independent contractor sales representative to promote the Private Label Program to Accountholders in the Territory in accordance with the terms and conditions set forth in this Agreement.

3.	AGENT’s Responsibilities.

In addition to those responsibilities stated elsewhere in this Agreement, AGENT shall:

a.	AGENT is required to maintain its own sales training and continuously maintain a full time staff of at least one (1) trained sales and marketing professional;

b.
Actively and continuously promote the Private Label Program in the Territory, conduct promotional activities, and advertise and distribute only Company approved promotional material as may be provided by Company to AGENT from time to time;

c.	Direct all Accountholders to purchase Private Label card(s) directly from Company’s website and refrain from entering into agreements directly with Accountholders;

d.
If AGENT has a website and provides a link to Company’s website, AGENT shall ensure that AGENT’s website at all times complies with all applicable laws and that the AGENT’s website shall not contain any gambling, adult entertainment, obscene, fraudulent or any other unlawful material or content or links to any websites containing same;

e.
AGENT shall require all prospective Accountholders to specifically identify AGENT by name in their written and on-line applications to Company for the Private Label card(s), or any other Private Label Program services, so that Company may assign AGENT’s Tracking Number to such Accounts and be able to fully account for and pay commission fees to AGENT for such Accounts. AGENT acknowledges and agrees that it is AGENT’s sole responsibility and risk that an Accountholder specifically identifies AGENT, and that an Accountholder’s failure to identify AGENT on its application form will result in Company being unable to connect such Accountholder to AGENT and pay AGENT commissions for the Accountholder’s Account. AGENT hereby releases Company from any obligation to pay AGENT commissions under such circumstances;

f.	Only provide pricing information to prospective Accountholders that has been provided by Company to AGENT;

g.
Not present itself as, or appear to be, a member or representative of Visa, not use any Visa-owned mark on marketing materials such as business cards, letterhead or stationery, and not knowingly enable Visa debit cards to be sold through multi-level marketing, or used for gambling, adult entertainment, or fraudulent activity; and

Antero Payment Solutions 24328 Vermont Ave #300 Harbor City, Ca. 90710 Office (310) 997-2482 Toll free (800) 499-0072 Fax (310) 954-9243 www.anteropaymentsolutions.com

h.	Not accept money from Accountholders.

4.	Company’s Rights / Responsibilities.

In addition to those rights and responsibilities stated elsewhere in this Agreement, Company shall have the following rights and responsibilities:

a.
Company reserves the right, in its absolute discretion, at any time upon written notice to AGENT, without incurring any liability to AGENT or otherwise, whether in contract or tort, to change, reduce or expand the scope of the Private Label Program, including any products or services therein and the prices charged for Private Label Program transactions.  Company reserves the right to discontinue the sale of the Private Label Program and sale or license of all products thereunder, at any time or from time-to-time without notice to AGENT; provided, however, that Company will endeavor to provide AGENT with as much advance written notice as possible under the circumstances.

b.
All applications and orders for the Private Label Program, if sent to AGENT, shall be immediately forwarded by AGENT to Company.  Company reserves the right in its sole discretion to accept or reject any such application or order without any liabilities whatsoever to AGENT.

c.
Company will assign AGENT’s Tracking Number to those Accounts where the Account holders’ applications specifically identified AGENT by name in their written and on-line applications to Company for the Private Label card(s) or other Private Label Program services. Company shall have no duty to investigate and assign tracking numbers to any Accountholder applications that do not specifically identify AGENT.

5.	Commission Payments / Payment Terms.

If the Company receives Private Label Program revenue from those Accountholders that purchased the Private Label Program from Company during the term of this Agreement as the sole and direct result of AGENT’s sales efforts, then subject to the terms and conditions of this Agreement, Company shall pay AGENT sales commission fees in the following amounts and under the following terms:

a.
AGENT shall receive sales commissions in the amount specified in Schedule B to this Agreement (PRIVATE LABEL CARD PROGRAM SALES COMMISSIONS).  AGENT’s exclusive compensation from Company shall be the commission payments described in this Section 5, less all applicable taxes.

b.
Payment terms are net thirty (30) days from the last day of each month during the term of this Agreement; provided, however, that the Company may withhold remitting payment to AGENT until such time as the total amount due AGENT exceeds the sum of $100.00 and/or all minimums are met.

c.
Company shall continue to make commission payments to AGENT during the period that the Account remains active (that is, until expiration or cancellation), unless: (i) this Agreement is terminated according to the terms herein by reason of AGENT’s uncured material breach of this Agreement, (ii) this Agreement is terminated by Company pursuant to Section 9.E. of this Agreement, or (iii) the Account issuing Bank ceases making payments to Company for such Account for any reason whatsoever.

Antero Payment Solutions 24328 Vermont Ave #300 Harbor City, Ca. 90710 Office (310) 997-2482 Toll free (800) 499-0072 Fax (310) 954-9243 www.anteropaymentsolutions.com

d.
If any sales giving rise to Company’s payments to AGENT are reversed for any reason, the sales commissions shall not be payable to AGENT and if Company has already paid AGENT the commission for a sale that is reversed, AGENT shall repay Company the commission within ten (10) days after Company’s notification to AGENT.  If Company determines in its reasonable judgment that it should provide the Bank a credit or discount with respect to any sale for which a commission is payable to AGENT, Company shall have the right to charge a proportional amount of the credit or discount to AGENT’s commission and to deduct or set-off such proportion from the amount otherwise payable to AGENT.  If AGENT has not paid Company the commission for a reversed sale, Company may deduct the commission for the reversed sale from any other Amount Company owes to AGENT.

6.	Warranty / Disclaimer / LIMITATION OF LIABILITY.

AGENT WARRANTS THAT THE SERVICES IT PROVIDES HEREUNDER WILL BE PERFORMED IN A PROFESSIONAL AND WORKMANLIKE MANNER.  EXCEPT FOR THOSE WARRANTIES PROVIDED IN THIS AGREEMENT, AGENT HEREBY DISCLAIMS ALL OTHER WARRANTIES.  UNDER NO CIRCUMSTANCES WILL COMPANY BE LIABLE TO AGENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, EVEN IF AN AGENT REPRESENTATIVE OF ANTERO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL THE AGGREGATE LIABILITY OR OBLIGATIONS OF COMPANY TO AGENT ARISING UNDER THIS AGREEMENT OR OTHERWISE EXCEED THE TOTAL AMOUNT THAT BECOMES DUE AND OWING TO AGENT UNDER SECTION 5 HEREIN.

7.	Mutual Confidentiality.

a.
AGENT shall hold all proprietary and confidential information of ANTERO (collectively, the “Antero Confidential Information”) in strict confidence by exercising at least the same degree of diligence and care that it uses to avoid disclosure or dissemination of its own highly confidential information, but in no event less than a reasonable standard of diligence and care.  In this regard, AGENT may disclose Confidential Information (a) to its owners, principals, directors, managers, officers, employees representatives, agents and affiliates who understand and are bound by the confidentiality and non-circumvention terms of this Agreement, (b) to other parties with the prior written consent of ANTERO and the written agreement of such other parties to be bound by the confidentiality and non-circumvention terms of this Agreement and (c) to the extent required by law; provided, however, in the latter case, AGENT shall give ANTERO prompt written notice of any request or demand for such disclosure to give ANTERO the opportunity to seek a restraining order to prevent such disclosure and/or a protective order to limit such disclosure.  AGENT shall not use the Confidential Information (i) for any purpose other than to operate under this Agreement, (ii) for its own advantage or economic benefit outside the scope of this Agreement or (iii) in any manner that would harm or otherwise be a detriment to ANTERO.

b.
ANTERO shall hold all proprietary and confidential information of AGENT (collectively, the “Agent Confidential Information”) in strict confidence by exercising at least the same degree of diligence and

Antero Payment Solutions 24328 Vermont Ave #300 Harbor City, Ca. 90710 Office (310) 997-2482 Toll free (800) 499-0072 Fax (310) 954-9243 www.anteropaymentsolutions.com care that it uses to avoid disclosure or dissemination of its own highly confidential information, but in no event less than a reasonable standard of diligence and care.  In this regard, ANTERO may disclose Confidential Information (a) to its owners, principals, directors, managers, officers, employees representatives, agents and affiliates who understand and are bound by the confidentiality and non-circumvention terms of this Agreement, (b) to other parties with the prior written consent of AGENT and the written agreement of such other parties to be bound by the confidentiality and non-circumvention terms of this Agreement and (c) to the extent required by law; provided, however, in the latter case, ANTERO shall give AGENT prompt written notice of any request or demand for such disclosure to give AGENT the opportunity to seek a restraining order to prevent such disclosure and/or a protective order to limit such disclosure.  ANTERO shall not use the Confidential Information (i) for any purpose other than to operate under this Agreement, (ii) for its own advantage or economic benefit outside the scope of this Agreement or (iii) in any manner that would harm or otherwise be a detriment to AGENT.

8.	Intellectual Property.

AGENT acknowledges that Company (or its licensors, as applicable) shall retain its entire right, title and interest in and to all trade secret, patent, copyright, trademark and other intellectual property rights contained in or related to the Private Label Program and products and services therein, and AGENT shall have no ownership or other right, including any intellectual property right, in or to any Private Label Program product or service.  AGENT shall have no right to have or use any intellectual property owned or licensed by Company, except as expressly authorized in this Agreement.  Nothing in this Agreement is intended to transfer from Company to AGENT any intellectual property or intellectual property right Company has in or related to any Licensed Program product or service.

9.	Non-Circumvention.

a.
Proprietary Relationships.  As a result of receiving Antero Confidential Information and otherwise becoming familiar with ANTERO’s business and affairs, AGENT may obtain knowledge about ANTERO’s banks, employees, associates, partners, contacts, sources, contractors, vendors, other service providers, customers and prospects (collectively, the “Proprietary Relationships”) and ANTERO’s plans and opportunities (collectively, the “Proprietary Opportunities”). AGENT shall not use its knowledge of any Proprietary Relationship or Proprietary Opportunity (a) for any purpose other than to operate under this Agreement, (b) for its own advantage or economic benefit outside the scope of this Agreement or (c) in any manner that would harm or otherwise be a detriment to ANTERO.  Without limiting the generality of the foregoing, AGENT shall not, nor shall AGENT assist any third party to, directly or indirectly, during the term of this Agreement or thereafter, solicit, entice away or otherwise interfere with any customer, including, without limitation, the Customers who are customers pursuant to this Agreement.

b.
Ownership of Customers and Customer Agreements.  Commissions accruing to AGENT from this Agreement shall be and remain the sole and exclusive property of AGENT, but are subject to certain restrictions and rights of offset by ANTERO as contemplated in this Agreement and may not be sold or transferred without permission from ANTERO.  All relationships with Customers of AGENT are the exclusive property of AGENT.  However, the cards, accounts and banking relationships of the Customers shall remain the sole property of the issuing bank.

Antero Payment Solutions 24328 Vermont Ave #300 Harbor City, Ca. 90710 Office (310) 997-2482 Toll free (800) 499-0072 Fax (310) 954-9243 www.anteropaymentsolutions.com

c.
Non-solicitation of Customers.  During the initial or any renewal term of this Agreement, and thereafter upon expiration without renewal or earlier termination, for any reason, and for so long as AGENT receives payments from ANTERO in accordance with this Agreement, ANTERO shall not cause or permit any of their respective agents, employees, independent contractors, subsidiaries, or affiliates of ANTERO to solicit AGENT’s Cardholders for the sale of any products or services.

d.
No Interest, Right or License.  All Confidential Information, as well as all Proprietary Relationships and Proprietary Opportunities, shall remain the property of each Party and, other than to use the Confidential Information and the knowledge of the Proprietary Relationships and Proprietary Opportunities to operate under this Agreement, neither, the execution, delivery nor performance of this Agreement shall be construed as granting or conferring to the other Party any interest, right or license in or to any Confidential Information, Proprietary Relationship or Proprietary Opportunity.  Without limiting the generality of the foregoing, AGENT shall not acquire any interest, right or license in or to the ANTERO Products or any aspect thereof.

10.	Term and Termination.

a.
The initial term of this Agreement shall be for a period of three (3) years commencing on the date this Agreement is executed.  Unless either party notifies the other not later than three (3) months prior to the expiration of the initial term that it does not wish to renew this Agreement for a subsequent term, this Agreement shall automatically renew for an additional term of three (3) years upon the same terms and conditions.  Nothing herein to the contrary, the parties hereto shall have the right to modify all or part of this Agreement, provided that such modification shall be in writing and signed by all parties hereto before such shall become effective and binding on the parties hereto.

b.
Either party may terminate this Agreement immediately upon written notice to the other if (i) the other party has breached any of its material obligations under this Agreement and has failed to cure such breach within thirty (30) days of receiving written notice of the breach from the other party, or (ii) has filed any petition in any court for receivership, reorganization, bankruptcy, arrangement or relief from or creditors, or has made any assignment for the benefit of creditors, or has any substantial part of its assets subjected to any involuntary lien, which is not cured or removed within thirty (30) days after notice thereof.

c.	Notwithstanding the foregoing in this Section 9, Company may terminate this Agreement with immediate effect if any of the following occur:

(i)           AGENT participates or is alleged to have participated in any fraudulent activity, or any activity that causes the Bank or Company to violate the Visa U.S.A. Inc. Operating Regulations, or any other activities that may result in undue economic hardship or damage to the goodwill of the Bank or Visa system;

(ii)           Bank is at any time unable to offer Accounts or support the Private Label Program due to federal, state, and/or Visa laws and regulations; or

Antero Payment Solutions 24328 Vermont Ave #300 Harbor City, Ca. 90710 Office (310) 997-2482 Toll free (800) 499-0072 Fax (310) 954-9243 www.anteropaymentsolutions.com

(iii)              AGENT makes any representation or warranty which shall prove to have been or become false or misleading in any material respect, or any unauthorized representation of the Bank, Visa, or the Private Label Program by AGENT.

d.	If this Agreement is terminated by either party under sub-parts B or C, above, then Company shall have no continued payment obligation to AGENT after the effective date of termination.

e.
Company shall have the right to hold a quarterly review with AGENT concerning the AGENT’s sales efforts and level of success in promoting and selling the Private Label Program to prospective Accountholders.  If no new Accounts are issued by the Bank over a ninety (90) day period and, in Company’s sole opinion the AGENT is not making commercially reasonable efforts to promote and sell the Private Label Program, then the Company shall have the right to terminate this Agreement with immediate effect upon notice to AGENT.

f.
Upon receiving Company’s notice of termination, AGENT shall immediately cease all promotional efforts for Company and the Private Label Program, including any existing or potential Accountholder discussions about Company and the Private Label Program. AGENT shall immediately eliminate all links to Company’s website, remove all Company information and materials from AGENT’s website, and return all marketing and sales materials to Company.

g.	The following provisions shall survive expiration or termination of this Agreement for any reason: 5, 6, 7, 8, 10.D, 10.E., 10.F., 10.G., 11 through 17.

11.	Indemnification.

AGENT shall defend, indemnify and hold Company harmless from and against any and all costs, liabilities, losses and expenses including, but not limited to, reasonable attorneys’ fees, resulting from the negligent and other unlawful acts or omissions of AGENT as well as every claim against Company arising from any representation or warranty AGENT makes to Accountholders beyond those representations and warranties that Company provides in its own agreements and documentation that accompany the Private Label Program.

12.	Independent Contractors.

AGENT and Company are independent contractors and neither party has the authority to bind the other party to any third person. Nothing in this Agreement shall be construed to constitute AGENT as a partner or joint venture of or with Company.  AGENT agrees to defend, indemnify and hold Company, its owners, officers, and employees harmless against any claim by any government agency for any taxes or other payments owed by AGENT to such government agency as a result of this Agreement. AGENT also agrees that it is not a representative of Bank.  AGENT also agrees that any compensation it is due will come only from Company, and it will not pursue, nor does it have a right to pursue compensation from Bank or any other party under any circumstance whatsoever.

13.	Entire Agreement.

This Agreement constitutes the entire agreement between AGENT and Company concerning the subject matter herein and supersedes all prior or contemporaneous agreements, written or oral, between the parties. This Agreement may not be modified except by a written document signed by an authorized representative of both parties.

Antero Payment Solutions 24328 Vermont Ave #300 Harbor City, Ca. 90710 Office (310) 997-2482 Toll free (800) 499-0072 Fax (310) 954-9243 www.anteropaymentsolutions.com

14.	Notices.

All notices required or provided for in this Agreement shall be in writing and delivered in person, by delivery service, certified or registered mail.  Notice shall be deemed given on actual receipt.  Notices shall be addressed as follows:

If to Company:
Antero Payment Solutions, Inc.
24328 Vermont Ave #300
Harbor City, Ca. 90710

If to AGENT:
Consolidated Fleet Management Corp.
2 Clifford Ln. Medford,
Medford, NY 1173

15.	Waiver.

Neither party may waive any term or excuse any breach of this Agreement unless such waiver or excuse is in writing and signed by the party to be bound by such waiver.

16.	No Assignment.

AGENT shall not assign any of its rights or delegate any of its duties under this Agreement, by operation of law or otherwise, without the prior express written consent of Company.

17.	Governing Law / Arbitration.

a.	This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, U.S.A., without regard to its conflict of laws provisions.

b.
All disputes arising in connection with this Agreement, which disputes have not been settled by mutual and amicable agreement, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect as of the date first above written (the “AAA Commercial Rules”).  Any such arbitration shall take place exclusively in the English language in the county of Los Angeles, California U.S.A.  The arbitration panel will consist of one arbitrator, appointed upon the mutual agreement of the parties, acting reasonably.  Each party shall bear its own expenses and shall share equally in arbitrator’s fees and related expenses, provided that once an arbitration judgment is entered, the prevailing party shall be entitled to recover reasonable attorneys’ and/or expert fees and related costs as damages.  The arbitrator will be empowered to, at either party’s request, grant injunctive relief. An award granted by the arbitrator will be the exclusive remedy of the parties for all claims, counterclaims, issues, or accountings presented or pleaded to the arbitrator.  Judgment upon the arbitral award may be entered in any court that has jurisdiction thereof.  Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the party that unsuccessfully resists its enforcement.  The arbitrator shall apply the substantive law of California, without regard to its conflict of laws provisions.

Antero Payment Solutions 24328 Vermont Ave #300 Harbor City, Ca. 90710 Office (310) 997-2482 Toll free (800) 499-0072 Fax (310) 954-9243 www.anteropaymentsolutions.com

c.
Nothing is this Section will prevent either party from seeking interim injunctive relief or filing an action against the other party in the courts having jurisdiction over it in order to enforce an arbitral award granted pursuant to a proceeding under this Section.

WHEREFORE, the parties have signed this Agreement by their duly authorized representatives.

Antero Payment Solutions, Inc.	Consolidated Fleet Management Corp
By: /s/ Michael J Sinnwell, Jr.	By: /s/ Phil Dorsinvil
Name: Michael J Sinnwell Jr	Name: Phil Dorsinvil
Title: President	Title: CEO
Date:10/20/2011	Date: 10/20/2011

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